Exhibit 99.1

Contact: Gerald B. Lichtenberger V.P. of Business Development Tel: (845) 365-0600

Vision Sciences Reports First Quarter Results

Medical Segment Revenues Increase by 26%

ENT EndoSheath™ Unit Volume Up 39%

Natick, Mass. – July 22, 2003 — Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its fiscal quarter ended June 30, 2003.  For the first quarter of fiscal 2004, revenues increased by 13% to $1.96 million, compared to $1.73 million in the three months ended June 30, 2002.  The net loss for the quarter was $0.3 million, or $0.01 per share, compared to $0.3 million, or $0.01 per share last year.  Full results for the first fiscal quarter will be reported in the Company’s Quarterly Report on Form 10-Q, expected to be filed with the SEC by August 14, 2003.

In the first fiscal quarter, sales of the medical segment were approximately $1.27 million, an increase of $0.26 million, or 26%, compared to the same quarter last year.  Sales of the industrial segment were approximately $0.69 million, a decrease of $0.04 million, or 5%, compared to the same quarter last year.  The increase in sales of the medical segment was primarily due to a higher volume of EndoSheath® Systems sold to the domestic and international Ear-Nose-Throat (“ENT”) market.  The decrease in sales of the industrial segment was primarily due to lower volume from the aircraft engine market stemming from continued slowness in air travel.

The unit volume of ENT sheaths increased by 39% in the quarter ended June 30, 2003, compared to the same quarter last year, improving in the domestic and international markets, by 10% and 58%, respectively.  In the domestic market, the Company has continued both an incentive program for new customers and an emphasis on the practice efficiencies of the ENT EndoSheath.  Both marketing strategies contributed significantly to the increase in unit shipments.  In the international market, the Company continues to experience consistently growing demand for its products.

“We are pleased with the increase in unit volume of ENT sheaths, and the improved gross profit of the medical segment, which we believe is a direct result of the improvements in our sales and marketing capabilities, the improvement in our production processes and the on-going drive for product cost reduction,” stated Ron Hadani, President and CEO.  “The improved gross profit and our continued expense control resulted in the medical segment recording an operating profit of approximately $24,000 for the quarter. Our goal is to build on this success for the remainder of fiscal 2004.”

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences products is available on the Internet at www.EndoSheath.com, and company information is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition, forward-looking statements represent our estimates only as of today, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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